As filed with the Securities and Exchange Commission on August 14, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BFC FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Florida	59-2022148
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

401 East Las Olas Boulevard, Suite 800 Fort Lauderdale, Florida	33301
(Address of Principal Executive Offices)	(Zip Code)

BFC Financial Corporation 2014 Stock Incentive Plan

(Full title of the plan)

Alan B. Levan

Chairman, Chief Executive Officer and President

BFC Financial Corporation

401 East Las Olas Boulevard, Suite 800

Fort Lauderdale, Florida 33301

(Name and address of agent for service)

(954) 940-4900

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Class A Common Stock, par value $0.01 per share(3)(4)	4,000,000	$3.45	$13,800,000	$1,603.56
Class B Common Stock, par value $0.01 per share(3)	4,000,000	$3.45	$13,800,000	$1,603.56

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s Class A Common Stock and Class B Common Stock (collectively, “Common Stock”) which may become issuable under the BFC Financial Corporation 2014 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of the registrant’s Common Stock.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act on the basis of the average of the high and low prices of the registrant’s Class A Common Stock or Class B Common Stock, as applicable, in each case on the OTCQB on August 12, 2015.
(3)	Each share of Common Stock registered hereunder includes an associated right to purchase from the registrant one one-hundredth of a share of Series A Junior Participating Preferred Stock for $8.00. These purchase rights are not exercisable until the occurrence of certain prescribed events, none of which has occurred. These purchase rights are, and until the occurrence of any such prescribed event these purchase rights will be, evidenced by the certificates representing the associated shares of Common Stock, and may be transferred only with such shares of Common Stock. The value attributable to these purchase rights, if any, is reflected in the value of the associated shares of Common Stock.
(4)	Represents shares of the registrant’s Class A Common Stock reserved for issuance upon the conversion of the shares of the registrant’s Class B Common Stock registered hereunder. Shares of the registrant’s Class B Common Stock are convertible on a share-for-share basis into the registrant’s Class A Common Stock at any time in the holder’s discretion.

Explanatory Note

At the 2015 Annual Meeting of Shareholders of BFC Financial Corporation (the “Company”), the Company’s shareholders approved an amendment (the “Amendment”) to the BFC Financial Corporation 2014 Stock Incentive Plan (the “Plan”) to increase the number of shares of the Company’s Class B Common Stock available for grant under the Plan from 4,500,000 shares to 8,500,000 shares, resulting in an increase in the total number of shares of the Company’s Class A Common Stock and Class B Common Stock available for grant under the Plan from 5,000,000 shares to 9,000,000 shares. Shares of the Company’s Class B Common Stock are convertible on a share-for-share basis into the Company’s Class A Common Stock at any time in the holder’s discretion. The Company is filing this Registration Statement to register the additional 4,000,000 shares of Class B Common Stock available for grant under the Plan as a result of the Amendment as well as 4,000,000 shares of the Company’s Class A Common Stock which are reserved for issuance upon the conversion of the shares of the Company’s Class B Common Stock being registered hereunder. The Company is also registering hereunder the Preferred Share Purchase Rights associated with each share of the Company’s Class A Common Stock and Class B Common Stock being registered hereunder.

The securities registered hereunder are of the same classes as the securities of the Company registered under the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on July 2, 2014 (Registration No. 333- 197195) (the “Earlier Registration Statement”). Pursuant to General Instruction E to Form S-8, the contents of the Earlier Registration Statement are incorporated herein by reference, except to the extent supplemented, amended or superseded by the information set forth herein.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Company with the Commission are incorporated herein by reference:

(1)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Commission on March 16, 2015.

(2)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, filed with the Commission on May 8, 2015.

(3)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015, filed with the Commission on August 7, 2015.

(4)	The Company’s Current Report on Form 8-K, filed with the Commission on January 8, 2015.

(5)	The Company’s Current Report on Form 8-K, filed with the Commission on February 3, 2015.

(6)	The Company’s Current Report on Form 8-K, filed with the Commission on February 12, 2015.

(7)	The Company’s Current Report on Form 8-K, filed with the Commission on March 17, 2015.

(8)	The Company’s Current Report on Form 8-K, filed with the Commission on April 22, 2015.

(9)	The Company’s Current Report on Form 8-K, filed with the Commission on May 20, 2015.

(10)	The Company’s Current Report on Form 8-K, filed with the Commission on June 11, 2015.

(11)	The Company’s Current Report on Form 8-K, filed with the Commission on June 30, 2015.

(12)	The Company’s Current Report on Form 8-K, filed with the Commission on July 7, 2015.

(13)	The Company’s Current Report on Form 8-K, filed with the Commission on July 27, 2015.

(14)	The portions of the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 24, 2015, that are deemed “filed” with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(15)	The description of the Company’s Class A Common Stock contained in the Company’s Registration Statements on Form 8-A, filed with the Commission on October 16, 1997 and June 20, 2006, and any amendments to such Registration Statements filed subsequently thereto and other reports filed for the purpose of updating such description, including the Company’s Current Report on Form 8-K, filed with the Commission on July 2, 2014.

(16)	The description of the Company’s Class B Common Stock contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on October 16, 1997, and any amendments to such Registration Statement filed subsequently thereto and other reports filed for the purpose of updating such description, including the Company’s Current Report on Form 8-K, filed with the Commission on July 2, 2014.

(17)	The description of the Company’s Preferred Share Purchase Rights contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on September 25, 2009, and any amendments to such Registration Statement filed subsequently thereto and other reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.	Exhibits.

The following exhibits are filed herewith:

Exhibit Number	Description

5.1	Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. (included in Exhibit 5.1)

24.1	Power of Attorney (set forth on the signature pages to this Registration Statement)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on August 14, 2015.

BFC FINANCIAL CORPORATION

By:	/s/ Alan B. Levan
Alan B. Levan,
Chairman, Chief Executive Officer and President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Alan B. Levan and John E. Abdo, and each of them acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to execute any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Alan B. Levan	Chairman, Chief Executive Officer	August 14, 2015
Alan B. Levan	and President

/s/ John E. Abdo	Vice Chairman	August 14, 2015
John E. Abdo

/s/ Raymond S. Lopez	Chief Financial Officer and Chief	August 14, 2015
Raymond S. Lopez	Accounting Officer

SIGNATURE	TITLE	DATE

/s/ Darwin Dornbush	Director	August 14, 2015
Darwin Dornbush

/s/ Oscar Holzmann	Director	August 14, 2015
Oscar Holzmann

Executive Vice President and Director
Jarett Levan

/s/ Alan Levy	Director	August 14, 2015
Alan Levy

/s/ Joel Levy	Director	August 14, 2015
Joel Levy

/s/ William Nicholson	Director	August 14, 2015
William Nicholson

/s/ Neil Sterling	Director	August 14, 2015
Neil Sterling

/s/ Seth M. Wise	Executive Vice President and Director	August 14, 2015
Seth M. Wise

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. (included in Exhibit 5.1)

24.1	Power of Attorney (set forth on the signature pages to this Registration Statement)